Exhibit 6.12

PROMISSORY NOTE

Issuance Date: as of February 5, 2021	$600,000

FOR VALUE RECEIVED, Triangle Canna Corp., a Nevada corporation (“Triangle”) and Bar X Farms LLC, a California limited liability company (“Bar X” and together with Triangle, the “Borrower”); hereby jointly and severally unconditionally promise to pay to the order of Green Matter Holding Inc., a Nevada corporation (“Lender”), at such place as the Lender may from time to time designate, the principal sum of up to SIX HUNDRED THOUSAND ($600,000) DOLLARS or such lesser amount as may be advanced and outstanding to Lender (the “Principal Indebtedness”) under the Line of Credit Agreement of even date herewith by and among Borrower, Lender and the other lenders thereunder (the “Line of Credit Agreement”), plus interest on the outstanding Principal Indebtedness evidenced by this Note at the Interest Rate defined in the Line of Credit Agreement.

Unless otherwise expressly defined in this Note, all capitalized terms used herein shall have the same meaning as assigned to them in the Line of Credit Agreement.

(a) Payment. The entire Principal Indebtedness advanced under the Line of Credit Agreement and all interest accrued thereon (the “Loan”) shall be due and payable in immediately available funds on the earlier to occur of the Termination Date, as set forth in the Line of Credit Agreement. All payments under this Note shall be applied first to interest and then to principal in such manner set forth herein.

(b) Interest. Interest shall be accrue on the aggregate amount of all Principal Indebtedness at the Interest Rate monthly on the last Business Day of each month, commencing the date which shall be the last Business Day of the month of February 2021, and shall be payable on the Termination Date.

(c) Default Interest Rate. During any period in which an Event of Default has occurred and is continuing, interest shall accrue on the outstanding Principal Indebtedness at a rate equal to twelve (12%) percent per annum (the “Default Interest Rate”).

(d) Prepayment. Subject to the terms and limitations of this Note, Borrower may at any time and from time to time prepay the outstanding Principal Indebtedness, in whole or in part, without premium or penalty. Notwithstanding the foregoing, upon consummation of a Qualified Financing, the entire Principal Indebtedness of this Note, together will all accrued Interest at the Interest Rate (or Default Interest Rate, if applicable), shall be immediately prepaid by the Borrower if demanded by the Lender pursuant to Section 2.7 of the Line of Credit Agreement.

(e) Events of Defaults. All Events of Default or other Termination Events under the Line of Credit Agreement and all remedies of the Lender upon the occurrence of any Event of Default or Termination Event are incorporated in this Note by reference as though set forth in full herein.

(f) Unsecured Obligations. The payment and performance of all obligations of Borrower under the Line of Credit Agreement and this Note are unsecured obligations of the Borrower.

(g) It is agreed that time is of the essence in the performance of this Note. Upon the occurrence and during the continuation of an Event of Default under this Note that is not cured within the applicable cure period, if any, set forth in the Line of Credit Agreement, the Lender shall have the right and option to declare, without notice, all the remaining indebtedness of unpaid principal and interest evidenced by this Note immediately due and payable, subject to any applicable grace periods.

(h) The Borrower shall pay all of Lender’s reasonable fees and costs incurred in the preparation of this Note and any related documents. If this Note is placed in the hands of an attorney for collection, by suit or otherwise or to enforce its collection, the Borrower shall pay all reasonable costs of collection, including reasonable attorneys' fees.

(i) The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion.

(j) The obligation of the Borrower to repay the Principal Indebtedness under this Note, together with all interest accrued thereon, is absolute and unconditional, and there exists no right of set off, recoupment, counterclaim or defense of any nature whatsoever to payment of this Note.

(k) All agreements between the Lender and Borrower are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use, forbearance, loaning or detention of the indebtedness evidenced hereby exceed the maximum amount permissible under applicable law.

(l) Borrower acknowledges that Lender’s willingness to make the loan represented by this Note is based on the facts represented to Lender by Borrower as set forth in the Line of Credit Agreement.

(m) This Note is intended to be governed by the laws of the State of California and is subject to such dispute resolution, venue or forum selection as set forth in the Line of Credit Agreement.

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IN WITNESS WHEREOF, this Note has been executed by the Borrower as of the day and year first set forth above.

Triangle Canna Corp.

By:	/s/ Jedediah Morris
Jed Morris
CEO

Bar X Farms LLC

By: Triangle Canna Corp., sole member

By:	/s/ Jedediah Morris
Jed Morris
CEO

[Signature Page to Promissory Note]